Exhibit 99.1

Arcimoto Announces Third Quarter 2022 Financial Results and Provides Corporate Update

EUGENE, Ore., Nov. 14, 2022 – Arcimoto, Inc.® (NASDAQ: FUV), makers of rightsized, outrageously fun, ultra-efficient electric vehicles, today provided a corporate update and announced financial results for the third quarter ended September 30, 2022.

Arcimoto will host a stakeholder and analyst webinar today to discuss the company’s results. To view the webcast use the link below:

Arcimoto, Inc. Third Quarter 2022 Corporate Update

Date: Monday, November 14

Time: 2:00 p.m. PDT (5:00 p.m. EDT)

Webcast: https://us06web.zoom.us/webinar/register/WN_UfMTSp5qThOxpGweeDGuPw

Third Quarter 2022 and Recent Company Highlights

●	Produced 150 new FUVS, the highest vehicle production quarter in Arcimoto’s history, and a 47 percent increase over Arcimoto’s previous quarterly record.

●	Delivered 74 customer vehicles, the highest quarter of customer deliveries in Arcimoto’s history, with an average sales price of $22,428.

●	Deployed 11 vehicles for marketing and other company uses, and 46 vehicles into rental operations. As of September 30, there are 474 customer FUVs on the road today, acting as brand ambassadors everywhere they go; 90 vehicles allocated for marketing, R&D, and internal fleet use; 144 vehicles in the Arcimoto rental fleet for revenue generation.

●	In Q3, Tilting Motor Works completed delivery of 16 TRiO kits to customers with an average sales price of $12,707.

●	In the largest sales expansion in Arcimoto history, expanded orders to New York, New Jersey, Pennsylvania, Maryland, Virginia, Georgia, and Washington D.C., with first customer deliveries already underway.

●	Achieved a record 2,603 rides from demo drives and rentals combined. Increased demo volume by 111 percent, with 20 percent of overall sales coming from rental leads.

●	In effort to streamline sales, created Ownership Advisor roles to personally guide new owners through the sales and delivery process; added demo drive availability in key markets and at rental locations; extended 1.99 percent APR financing promotion with Freedom Road Financial through the end of December; added a financing calculator tool to the FUV Configurator to display estimated monthly payments as customers design their FUVs; introduced limited edition vinyl wraps.

●	The Arcimoto Deliverator was named Overall EV of the Year in the Autotech Breakthrough Awards.

●	Announced Arcimoto Kaua’i, a new flagship experience center located at Royal Sonesta Kaua’i Resort Lihue. First rentals are expected to begin this December, offering more than 100,000 monthly visitors electric vehicle rentals at one of the Garden Island’s premiere resort properties.

●	Began rental operations at Hyatt Place Eugene/Oakway Center, providing a fully integrated rental experience while building on the Company’s strategy to develop partnerships with top hotels in tourist destinations worldwide.

●	Opened Arcimoto Honolulu, the company’s third experience center overall, and the first experience center in Hawai’i.

Management Commentary

“Q3 was encouraging on several fronts,” said Jesse Fittipaldi, Arcimoto Interim CEO. “Following our strategic restructuring plan, we lowered our operating costs considerably. At the same time, we improved our customer experience at almost every customer touch point, including an improved FUV Configurator with a financing calculator tool, and the creation of new Owner Ambassador roles who personally guide customers through their purchase, from design to delivery through service. All in all, Arcimoto continues to demonstrate increased sales and reservations, quarter over quarter, indicating a path toward profitability.

“Looking ahead, we are excited to introduce improvements to the FUV, the Deliverator, and the Arcimoto Platform as a whole. For example, our product team has identified a new mechanical steering upgrade that improves low-speed steering by approximately 30 percent, and will be backward compatible with all existing vehicles on the road today, as well as new vehicles off the line. We’re excited to begin rolling out this upgrade for current owners in the first quarter of 2023. This is just one example of the improvements we have planned, and we’ll have more to share in the coming months.

“One thing that remains clear is our mission: rightsized transportation is critical to the future of transportation if we’re going to have any chance of achieving our climate goals. We have known for years now that a transformative transportation system must be affordable, electric, efficient, and, eventually, driverless. That’s why we created the Arcimoto, to design rides for this coming future. After the exceptional results of the third quarter, and the encouraging results of the fourth quarter so far, it’s fair to say more and more people are beginning to share this vision as well.”

Third Quarter 2022 Financial Results

Total revenues for the third quarter of 2022 increased 35% to $2 million as compared to $1.5 million in the third quarter of 2021. YTD September 30, 2022 revenue increased 16% to $4.2 million as compared to $3.6 million in 2021.

The Company incurred a net loss of approximately $17 million or ($0.38) per share, in the third quarter of 2022 compared with a net loss of $11.5 million or ($0.31) per share, for the same prior-year period.

The Company had $65.6 million in total assets, $4.2 million in cash and cash equivalents, and $27.6 million in total liabilities as of September 30, 2022.

About Arcimoto, Inc.

Arcimoto is a pioneer in the design and manufacture of rightsized, ultra-efficient, incredibly fun electric vehicles for everyday mobility. Built on the revolutionary three-wheel Arcimoto Platform, our vehicles are purpose-built for daily driving, local delivery, and emergency response, all at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Based in Eugene, Oregon, the Arcimoto team is dedicated to creating world-class EVs that make the world a better place. For more information, please visit Arcimoto.com. Follow Arcimoto on YouTube, Facebook, Instagram, Twitter, TikTok, and LinkedIn. Investor information about the company, including press releases, stakeholder webcast replays, and more can be found at http://arcimoto.com/ir.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict and include, without limitation, our expectations as to vehicle deliveries, the establishment of our service and delivery network and our expected rate of production. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to manage the distribution channels for our products, including our ability to successfully implement our rental strategy, direct to consumer distribution strategy and any additional distribution strategies we may deem appropriate; our ability to design, manufacture and market vehicle models within projected timeframes given that a vehicle consists of several thousand unique items and we can only go as fast as the slowest item; our inexperience to date in manufacturing vehicles at the high volumes that we anticipate; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; the number of reservations and cancellations for our vehicles and our ability to deliver on those reservations; unforeseen or recurring operational problems at our facility, or a catastrophic loss of our manufacturing facility; our dependence on our suppliers; changes in consumer demand for, and acceptance of, our products: changes in the competitive environment, including adoption of technologies and products that compete with our products; the overall strength and stability of general economic conditions and of the automotive industry more specifically; changes in laws or regulations governing our business and operations; costs and risks associated with potential litigation; and other risks described from time to time in periodic and current reports that we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Investor Relations Contact:

investor@arcimoto.com

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